Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) is made and entered into effective as of January 1, 2010 (the “Effective Date”), by and between Neoprobe Corporation, a Delaware Corporation with a place of business at 425 Metro Place North, Suite 300, Dublin, Ohio 43017-1367 (the “Company”) and David C. Bupp of Dublin, Ohio (the “Employee”).

WHEREAS, the Company and the Employee entered into a series of employment agreements effective as of January 1, 1996 and for subsequent periods, including an employment agreement that was generally effective commencing as of January 1, 2009 through December 31, 2009; and

WHEREAS, the Company and the Employee wish to establish terms, covenants, and conditions for the Employee’s continued employment effective as of January 1, 2010, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.
Duties.  From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company, as President and Chief Executive Officer of the Company and in such equivalent, additional or higher executive level position or positions as shall be assigned to him by the Company’s Board of Directors.  While serving in such executive level position or positions, the Employee shall report to, be responsible to, and shall take direction from the Board of Directors of the Company.  The Board of Directors shall not require the Employee to perform any task that is inconsistent with the office of President or the position of Chief Executive Officer.  During the Term of this Agreement (as defined in Section 2 below), the Employee agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties which are assigned to him.  The Employee shall observe and abide by the reasonable corporate policies and decisions of the Company in all business matters.

The Employee represents and warrants to the Company that Exhibit A attached hereto sets forth a true and complete list of (a) all offices, directorships and other positions held by the Employee in corporations and firms other than the Company and its subsidiaries and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Employee (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Employee will promptly notify the Board of Directors of the Company of any additional positions undertaken or investments made by the Employee during the Term of this Agreement if they are of a type which, if they had existed on the date hereof, should have been listed on Exhibit A hereto.  As long as the Employee’s other positions or investments in other firms do not create a conflict of interest, violate the Employee’s obligations under Section 7 below or cause the Employee to neglect his duties hereunder, such activities and positions shall not be deemed to be a breach of this Agreement.

2.	Term of this Agreement. Subject to Sections 4 and 5 hereof, the Term of this Agreement shall be for a period of Thirty-Six (36) months, commencing January 1, 2010 and terminating December 31, 2012.

3.
Compensation.  During the Term of this Agreement, the Company shall pay, and the Employee agrees to accept as full consideration for the services to be rendered by the Employee hereunder, compensation consisting of the following:

A.
Salary.  Beginning on the first day of the Term of this Agreement, the Company shall pay the Employee a salary of Three Hundred Fifty-Five Thousand Dollars ($355,000) per year, payable in semi-monthly or monthly installments as requested by the Employee. The Committee (as hereinafter defined) shall review the Employee’s annual salary on an annual basis and may increase, but not decrease, the salary at its discretion.

B.
Bonus.  The Compensation, Nominating and Governance Committee (the “Committee”) of the Board of Directors will, on an annual basis, review the performance of the Company and of the Employee and will pay such bonus as it deems appropriate, in its discretion, to the Employee based upon such review.  Such review and bonus shall be consistent with any bonus plan adopted by the Committee, which covers the executive officers and employees of the Company generally. For the calendar year ending December 31, 2010, the Committee has determined that the maximum bonus payment to the Employee will be One Hundred Twenty Five Thousand Dollars ($125,000). The Employee shall be eligible for the payment of the pro rata portion of the bonus for the calendar year ending December 31, 2010 in the event the employment of the Employee terminates (other than a termination of employment by the Company for Cause or a resignation of Employee subject to paragraph B of Section 4) before December 31, 2010.  Any bonus payment to Employee for the calendar year ending December 31, 2010 will be consistent with the guidelines established by the Committee for other officer employees of the Company for the payment of any bonus to officer employees of the Company for the same period, including compliance with Section 162(m) of the Internal Revenue Code (the “Code”).  The maximum bonus payment to the Employee for subsequent calendar years during the term of this Agreement shall be determined at the discretion of the Committee, (but with a target bonus of not less than $125,000) and shall be payable consistent with the provisions set forth above regarding the payment of the bonus for the year ending December 31, 2010.

C.
Benefits.  During the Term of this Agreement, the Employee will receive such employee benefits as are generally available to all employees of the Company.  In addition, following the Employee’s termination of employment with the Company at any time, other than a termination by the Company for Cause or a resignation by the Employee without Good Reason, the Company shall provide continuation of health coverage for the Employee on the same terms and conditions as such coverage is available to other Company executive employees for a period of Thirty-Six (36) months.  Notwithstanding the foregoing, if the Company reasonably determines that such a continuation of health coverage may not be exempt from federal income tax, then for a period of six (6) months after the date of the Employee’s termination, the Employee shall pay to the Company an amount equal to the stated taxable cost of such coverage. After the expiration of the six-month period, the Employee shall receive from the Company a reimbursement of the amounts paid by the Employee.  Further notwithstanding the foregoing, in the event that such a continuation of coverage cannot be made available after the end of the period during which continuation coverage is generally available under the Company’s group health plan (which normally would extend for only eighteen (18) months following a termination of employment), the Company shall assist the Employee in finding other comparable coverage and shall reimburse the Employee for the costs of such coverage so as to make the net benefit to the Employee of such other continued coverage consistent, to the extent possible, with the coverage that was available under the Company’s  group health plan during the period such coverage was permitted to be continued.  Any such reimbursements shall be subject to the following conditions:  (i) the benefits or payments provided during any taxable year of the Executive may not affect the benefits or payments to be provided to the Executive in any other taxable year; (ii) reimbursement of any eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment.

D.
Stock Options and Stock Based Awards.  The Committee of the Board of Directors may, from time-to-time, grant stock options, restricted stock purchase opportunities and such other forms of stock-based incentive compensation as it deems appropriate, in its discretion, to the Employee under the Company’s Stock Option and Restricted Stock Purchase Plan and the 1996 and 2002 Stock Incentive Plan or any successor plan or plans (the “Stock Plans”).  The terms of the Stock Plans and the relevant award agreements shall govern the rights of the Employee and the Company thereunder in the event of any conflict between such terms and this Agreement.  In addition, the Company and the Employee specifically agree that (a) the 300,000 shares of restricted stock previously granted to the Employee remain outstanding and subject to the terms of the original award agreement and plan under which such award was granted, without change, and (b) nothing in this Agreement shall create any limitation on or after the Effective Date on grants that may be made, from time to time, to the Employee under the terms of the Stock Plans, or under any other plan permitting grants of equity based compensation.

E.	Vacation. The Employee shall be entitled to thirty (30) days of vacation during each calendar year during the Term of this Agreement.

F.
Expenses.  The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for travel, entertainment and similar items, promptly after the presentation by the Employee, from time-to-time, of an itemized account of such expenses.

4.	Termination.

A.
For Cause. The Company may terminate the employment of the Employee prior to the end of the Term of this Agreement “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Employee occasioned by (i) the Employee being formally charged with a felony (other than a traffic offense), or a crime involving moral turpitude, that in the reasonable good faith judgment of the Board of Directors, would result in material damage to the Company or its reputation, or would materially interfere with the performance of Employee’s obligations under this Agreement, (ii) acts by the Employee of  fraud, embezzlement, theft or other material dishonesty directed against the Company; or (iii) the failure by the Employee to cure a willful breach of a material duty imposed on the Employee under this Agreement within 15 days after written notice thereof by the Company or the continuation by the Employee after written notice by the Company of a willful and continued neglect of a duty imposed on the Employee under this Agreement.  In the event of termination by the Company “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the Employee.

B.
Resignation. If the Employee resigns for any reason, all salary, benefits and other payments (except as otherwise provided in paragraph G of this Section 4 below) shall cease at the time such resignation becomes effective.  At the time of any such resignation, the Company shall pay the Employee the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination.  The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above.

C.
Disability, Death. The Company may terminate the employment of the Employee prior to the end of the Term of this Agreement if the Employee has been unable to perform his duties hereunder or a similar job for a continuous period of Twelve (12) months due to a physical or mental condition that, in the opinion of a licensed physician, will be of indefinite duration or is without a reasonable probability of recovery for a period of at least Six (6) months.  The Employee agrees to submit to an examination by a licensed physician of his choice in order to obtain such opinion, at the request of the Company, made after the Employee has been absent from his place of employment for at least six (6) months.  Any requested examination shall be paid for by the Company.  However, this provision does not abrogate either the Company’s or the Employee’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph C shall not be deemed to be a termination for Cause.

If during the Term of this Agreement, the Employee dies or his employment is terminated because of his disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall provide such health, dental and similar insurance or benefits as were provided to Employee immediately before his termination by reason of death or disability, to Employee or his family for the longer of Thirty-six (36) months after such termination or the full unexpired Term of this Agreement on the same terms and conditions (including cost) as were applicable before such termination.  In addition, for the first six (6) months of disability, the Company shall pay to the Employee the difference, if any, between any cash benefits received by the Employee from a Company-sponsored disability insurance policy and the Employee’s salary hereunder.  At the time of any such termination, the Company shall pay the Employee, the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination.  The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above.

Notwithstanding the foregoing, if the Company reasonably determines that any of the benefits described in this paragraph C may not be exempt from federal income tax, then for a period of six (6) months after the date of the Employee’s termination, the Employee shall pay to the Company an amount equal to the stated taxable cost of such coverages. After the expiration of the six-month period, the Employee shall receive from the Company a reimbursement of the amounts paid by the Employee.

D.
Termination without Cause. A termination without Cause is a termination of the employment of the Employee by the Company that is not “for cause” and not occasioned by the resignation, death or disability of the Employee.  If the Company terminates the employment of the Employee without Cause, (whether before the end of the Term of this Agreement or, if the Employee is employed by the Company under paragraph E of this Section 4 below, after the Term of this Agreement has ended) the Company shall, at the time of such termination, pay to the Employee the severance payment provided in paragraph F of this Section 4 below together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination and shall provide him with all of his benefits under paragraph C of Section 3 above for the longer of Thirty-six (36) months or the full unexpired Term of this Agreement.  The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above.

If the Company terminates the employment of the Employee because it has ceased to do business or substantially completed the liquidation of its assets or because it has relocated to another city and the Employee has decided not to relocate also, such termination of employment shall be deemed to be without Cause.

E.
End of the Term of this Agreement.  Except as otherwise provided in paragraphs F and G of this Section 4 below, the Company may terminate the employment of the Employee at the end of the Term of this Agreement without any liability on the part of the Company to the Employee but, if the Employee continues to be an employee of the Company after the Term of this Agreement ends, his employment shall be governed by the terms and conditions of this Agreement, but he shall be an employee at will and his employment may be terminated at any time by either the Company or the Employee without notice and for any reason not prohibited by law or no reason at all.  If the Company terminates the employment of the Employee at the end of the Term of this Agreement, the Company shall, at the time of such termination, pay to the Employee the severance payment provided in paragraph F of this Section 4 below together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination.  The Company shall promptly reimburse the Employee for the amount of any reasonable expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above.

F.
Severance.   At such time as the employment of the Employee is terminated for any reason, whether during the Term of this Agreement or thereafter (and including a termination that occurs as of the expiration of the Term of this Agreement), other than by the Company for Cause or by the Employee without Good Reason, as hereinafter defined, the Employee shall be paid, as a severance payment, the amount of Five Hundred Thirty-Two Thousand Five Hundred Dollars ($532,500) together with the value of any accrued but unused vacation time. If the termination is by the Company other than for Cause or by the Employee for Good Reason during the Term of this Agreement, such amount shall be paid ratably over the balance of the Term; otherwise it shall be paid in a single payment at the time of termination. For these purposes, the Employee shall be treated as having terminated for Good Reason only if (I) the Employee’s resignation occurs within six months following the initial existence of one or more of the following conditions arising without the Employee’s consent:  (1) A material diminution in the service provider’s base compensation; (2) a material diminution in the service provider’s authority, duties, or responsibilities; (3) a requirement that the Employee report to a person or body in authority other than the Board of Directors of the Company or a committee comprised of members of the Board of Directors; (4) a material diminution in the budget over which the Employee retains authority; (5) a material change in the geographic location that constitutes the Employee’s principal place of business; or (6) any other action or inaction that constitutes a material breach by the Company of this Agreement, and (II) the Employee has provided notice to the Company of the existence of the condition forming the basis for the Employee’s intent to resign for Good Reason within 90 days of the initial existence of such condition, and the Company has failed to remedy the condition within 30 days of such notice.

G.
Change of Control Severance.  In addition to the rights of the Employee under the Company’s employee benefit plans (paragraphs C of Section 3 above) but in lieu of any severance payment under paragraph F of this Section 4 above, if there is a Change in Control of the Company (as defined below) and the employment of the Employee is concurrently terminated, or subsequently terminated within six months, (a) by the Company without Cause, (b) by the expiration of the Term of this Agreement, or (c) by the resignation of the Employee because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has breached this Agreement, the Company shall pay the Employee, as a severance payment, at the time of such termination, the greater of the amount equal to Thirty (30) months of the Employee’s Salary as defined in Section 3 (A) above or Eight Hundred Eighty-Seven Thousand Five Hundred Dollars ($887,500) together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination and shall provide him with all of the Employee benefits under paragraph C of Section 3 above for the longer of Thirty-six (36) months or the full unexpired Term of this Agreement.  The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above. Notwithstanding the foregoing, before the Employee may resign pursuant to Section 4(G)(c) above, the Employee shall deliver to the Company a written notice of the Employee’s intent to terminate his employment pursuant to Section 4(G)(c), and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within Thirty (30) days after the Company’s receipt of such notice.

For the purpose of this Agreement, a Change in Control of the Company has occurred when:  (a) any person (defined for the purposes of this paragraph G to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Neoprobe, an employee benefit plan created by its Board of Directors for the benefit of its employees, or a participant in a transaction approved by its Board of Directors for the principal purpose of raising additional capital, either directly or indirectly, acquires beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by Neoprobe having thirty percent (30%) or more of the voting power of all the voting securities issued by Neoprobe in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose; (b) a majority of the Directors elected at any meeting of the holders of voting securities of Neoprobe are persons who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors having authority in such matters; (c) the stockholders of Neoprobe approve a merger or consolidation of Neoprobe with another person other than a merger or consolidation in which the holders of Neoprobe’s voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising eighty percent (80%) or more of the voting power for all purposes of the surviving or resulting corporation; or (d) the stockholders of Neoprobe approve a transfer of substantially all of the assets of Neoprobe to another person other than a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by Neoprobe or by the holders of Neoprobe’s voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event.  The parties hereto agree that for the purpose of determining the time when a Change of Control has occurred that if any transaction results from a definite proposal that was made before the end of the Term of this Agreement but which continued until after the end of the Term of this Agreement and such transaction is consummated after the end of the Term of this Agreement, such transaction shall be deemed to have occurred when the definite proposal was made for the purposes of the first sentence of this paragraph G of this Section 4.

Notwithstanding anything in this paragraph G of this Section 4 to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee is treated as compensation that is contingent on a change in “the ownership or effective control of” the Company, or on a change “in the ownership of a substantial portion of the assets of” the Company (as these phrases are used for purposes of Code Section 280G(b) (regarding “excess parachute payments”), and that these amounts, when aggregated for purposes of Code Section 280G would result in all or a portion of such payments being treated as an “excess parachute payment” (as that phrase is defined in Code Section 280G(b), then a reduction in the amounts payable as severance under this paragraph G of this Section 4 shall be made (such reduction being referred to hereinafter as a “280G Cutback”) to the extent necessary, and only if possible, so that no portion of any compensation provided to the Employee is treated as an “excess parachute payment” for purposes of Code Section 280G.  In the event that the amount payable to the Employee as severance under this Agreement must be reduced under this Paragraph G, such amounts are intended to be reduced or modified in a manner so as not to change the time and form of any payment to the Employee in a manner that causes the Employee to incur excise tax, penalties, or interest under Code Section 409A.

H.
Release.  Notwithstanding the provisions of paragraphs F. and G. of this Section 4, the Employee will not be deemed to be entitled to any severance payment upon termination of employment unless Employee executes a release of claims in a form substantially similar to the form attached as Exhibit B hereto and does not revoke his execution within the 7 day period as provided therein.

I.
Benefit and Stock Plans.  In the event that a benefit plan or Stock Plan which covers the Employee has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan or Stock Plan shall control the disposition of the benefits or stock options.

5.
Proprietary Information Agreement.  Employee has executed a Proprietary Information Agreement as a condition of employment with the Company.  The Proprietary Information Agreement shall not be limited by this Agreement in any manner, and the Employee shall act in accordance with the provisions of the Proprietary Information Agreement at all times during the Term of this Agreement.

6.	Non-Competition. Employee agrees that for so long as he is employed by the Company under this Agreement and for one (1) year thereafter, the Employee will not:

A.	enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below);

B.	engage in any directly Competitive Business for his own account;

C.
become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity;

D.	solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, or sources of supply; or

E.
hire any person who is an employee of the Company or any subsidiary, or otherwise induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof.

Nothing in this Agreement shall preclude Employee from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business.  “Competitive Business” for purposes of this Agreement shall mean any business or enterprise which:

(a)	is engaged in the development and/or commercialization of products and/or systems for use in intraoperative detection of cancer, or

(b)	reasonably understood to be competitive in the relevant market with products and/or systems described in clause a above, or

(c)
the Company engages in during the Term of this Agreement pursuant to a determination of the Board of Directors and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment.

The covenant set forth in this Section 6 shall terminate immediately upon the substantial completion of the liquidation of assets of the Company or the termination of the employment of the Employee by the Company without cause or at the end of the Term of this Agreement.

7.
Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Columbus, Ohio, in accordance with the non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect.  If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute.  If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall indemnify the Employee against and hold him harmless from any attorney’s fees, court costs and other expenses incurred by the Employee in connection with the preparation, commencement, prosecution, defense, or enforcement of any arbitration, award, confirmation or judgment in order to assert or defend any right or obtain any payment under paragraph C of Section 4 above or under this sentence; without regard to the success of the Employee or his attorney in any such arbitration or proceeding.

8.
Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes or withholding obligations as allowed or required by law.  If the amounts payable under this Agreement are not large enough to allow the Company to satisfy any such withholding obligation, the Company may require the Employee to pay cash to the Company in an amount necessary to satisfy its withholding obligation.

9.
Right of Offset.  The parties agree that by this Agreement Company shall have the right, during or after Employee’s employment, to offset from any compensation or severance owed to Employee, the amounts of any monies and/or the value of any property due and owed to Company by Employee.  The Company will discuss and/or notify Employee of any such offset prior to implementing the same and will provide Employee with a written accounting of any such offset.

10.	Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its principles of conflicts of laws.

11.
Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

12.
Compliance with Section 409A of the Code.  If, when the Employee's employment with the Company terminates, the Employee is a "specified employee" as defined in Code Section 409A(a)(2)(B)(i), and if any payments under this Agreement, including payments under Section 4, will result in the inclusion of any amounts in the Employee’s gross income pursuant to Code Section 409A(a), then despite any provision of this Agreement to the contrary, the Employee will not be entitled to payments until the earliest date that such payment can be made without violating the requirements of Code Section 409A(a)(2)(B) (generally requiring that payments of deferred compensation by reason of a specified employee’s separation from service be made no earlier than the date which is six months after such separation from service).  As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Employee in a lump sum.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Section 409A of the Code. Additionally, if any provision of this Agreement could violate any requirements of Code Section 409A, the Company will interpret and apply such provision, to the extent possible, in a manner consistent with the requirements of Code Section 409A.

13.	Entire Agreement.

A.
All prior employment agreements are terminated as of the Effective Date.  Notwithstanding the foregoing, any previously granted equity based compensation awards shall continue in full force and effect under the terms of the applicable grant or award agreements and the applicable Stock Plan.

B.
This Agreement and the Proprietary Information Agreement constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and preliminary agreements.  This Agreement may not be amended except in writing executed by the parties hereto.

14.
Effect on Successors of Interest.  This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto.  Notwithstanding the above, the Employee recognizes and agrees that his obligation under this Agreement may not be assigned without the consent of the Company.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NEOPROBE CORPORATION		EMPLOYEE

By:	/s/ Carl J. Aschinger, Jr.	/s/ David C. Bupp
	Carl J. Aschinger, Jr.	David C. Bupp
Chairman Board of Directors

Exhibit A

None

Exhibit B

Form of Release of Claims

In consideration for the severance pay and benefits to be provided by Neoprobe Corporation (“Neoprobe”) to David C. Bupp (the “Employee”) under paragraphs F. and G. of Section 4 of the Employment Agreement between the parties effective as of January 1, 2010 (the “Employment Agreement”), the Employee, individually and  on behalf of Employee’s heirs, executors, administrators, beneficiaries, and assigns hereby releases and discharges Neoprobe, its past and present subsidiaries and affiliates, and any of their officers, directors, agents, employees, successors, and assigns (separately and collectively “Releasees”), jointly and individually, from any and all claims, liabilities, demands, and causes of action, known or unknown, of any nature whatsoever, including but not limited to those arising under the Civil Rights Acts of 1866,1964, and 1991, as amended, the Age Discrimination in Employment act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as mended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, all Medical Leave Acts, all state civil rights and fair employment laws, and all state common law claims which Employee may have or claim to have against Releasees with regard to or arising out of Employee’s separation from employment with Neoprobe.  Nothing herein shall act to release Employee’s vested or unvested rights pertaining to (a) any severance pay or benefits due under the Employment Agreement; (b) any post-employment entitlement to any pay or benefits under any benefit or incentive pay plan administered or sponsored by Employer in effect during Employee’s employment; (c) any post-employment entitlement to coverage under any applicable Directors’ and Officers’ Liability policy and any similar policy, including any right or legal requirement to be indemnified, defended and held harmless for any acts or omissions committed while acting within the scope of Employee’s employment with Neoprobe; (d) any claim Employee may have under Ohio’s Worker’s Compensation laws, or (e) any claim that cannot be released as a matter of law.

Neoprobe, in turn, agrees to release and discharge Employee, individually and on behalf of Employee’s heirs, executors, administrators, beneficiaries, and assigns, jointly and individually (“Employee Releasees”), from any and all claims, liabilities, demands, and causes of action, known or unknown, of any nature whatsoever, whether arising under any federal, state or local law, statute or ordinance, which Neoprobe may have or claim to have against Employee Releasees with regard to or arising out of Employee’s employment with or separation from Neoprobe, except that Neoprobe expressly does not release or discharge Employee Releasees from any claims or actions arising out of Employee’s breach of any obligation under the Employment Agreement (or the Proprietary Information Agreement referenced therein) or Employee’s intentional violation of any civil or criminal laws which Employee committed while acting outside the scope and authority of his employment with Neoprobe.

The severance payments and the undertakings under this Release are the compromise of alleged and disputed claims and neither the undertakings nor the severance payments are to be construed as an admission of liability of Releasees, by whom liability is expressly denied.

Employee is hereby advised to consult an attorney before signing this Release.  Employee hereby acknowledges that:

•	Employee has been given the opportunity to read and review this Release and fully understands the meaning and intent of it;

•	Employee has been given a period of at least 21 days within which to consider whether to execute this Release;

•	Employee has been advised in writing to consult an attorney before signing and returning this Release;

•	Employee has received valuable and good consideration to which Employee is not otherwise entitled in exchange for Employee’s execution of this Agreement;

•	Employee was not coerced in any manner into signing this Release; and

•	Employee is competent to execute this Release.

•
Employee may revoke this Release within seven days after Employee signs it by so indicating in writing to the Chief Human Resources Officer or Neoprobe.  This Release shall not become effective until the expiration of the seven day revocation period.

EMPLOYEE:

David C. Bupp	Date